Issuer Free Writing Prospectus
(to the Preliminary Prospectus Supplement
dated January 20, 2011)
Filed pursuant to Rule 433
Registration No. 333-160646-01
333-160646
January 20, 2011
American Airlines, Inc. (“American”)

Securities:	Class A Pass Through Certificates, Series 2011-1A (“Class A Certificates”)	Class B Pass Through Certificates, Series 2011-1B (“Class B Certificates”)

Amount:	$503,206,000	$153,826,000

Preliminary Prospectus Supplement:	American has prepared and filed with the SEC a Preliminary Prospectus Supplement, dated January 20, 2011 (the “Preliminary Prospectus Supplement”), which includes additional information regarding the Certificates. Terms used but not defined herein shall have the meanings set forth in the Preliminary Prospectus Supplement.

Ratings:	It is a condition to the issuance of the Certificates that they be rated by Moody’s and Standard & Poor’s at not lower than the ratings set forth in the table below:

Moody’s:	Baa3	B1
Standard & Poor’s:	A-	BB+

Public Offering Price:	100%	100%

CUSIP:	023767 AA4	023768 AA2

ISIN:	US023767AA45	US023768AA28

Coupon/Stated Interest Rate:	5.25%	7.00%

Make-Whole Spread Over Treasuries:	0.50%	0.50%

Parent Guarantee:	The payment obligations of American under the Equipment Notes will be fully and unconditionally guaranteed by AMR Corporation, American’s parent company.

Depositary Rating:	The Depositary currently meets the Depositary Threshold Rating requirement. The Depositary has Long-Term Ratings of Aaa from Moody’s and AA from Standard & Poor’s and Short-Term Ratings of P-1 from Moody’s and A-1+ from Standard & Poor’s.

Liquidity Provider Rating:	The Liquidity Provider currently meets the Liquidity Threshold Rating requirement. The Liquidity Provider has Short-Term Ratings of P-1 from Moody’s and A-1 from Standard & Poor’s.

Available Amount under the Liquidity Facilities at January 31, 2012[1]:	$38,471,017	$14,989,743

Initial “Maximum Commitment” under the Liquidity Facilities:	$40,067,778	$16,331,194

Underwriters Purchase Commitments:
Goldman, Sachs & Co.	$167,735,334	$51,275,334
Deutsche Bank Securities Inc.	$167,735,333	$51,275,333
Morgan Stanley & Co. Incorporated	$167,735,333	$51,275,333

Underwriting Commission:	$6,570,320

Concession to Selling Group Members:	0.50%	0.50%

Discount to Brokers/Dealers:	0.25%	0.25%

Transfer Restrictions for Class B Certificates:	The Class B Certificates will be subject to transfer restrictions. They may be sold only to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933 (as amended), for so long as they are outstanding.

Underwriting Agreement:	January 20, 2011

Settlement:	January 25, 2011 (T+3) closing date, the 3rd business day following the date hereof
A rating is not a recommendation to purchase, hold or sell the Certificates, and such rating does not address market price or suitability for a particular investor. There can be no assurance that the ratings assigned on the Issuance Date by Moody’s and Standard & Poor’s to the Certificates referred to above will not be lowered or withdrawn by one or more Rating Agencies.
The issuer has filed a registration statement (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling Goldman, Sachs & Co. toll-free 1-866-471-2526, Deutsche Bank Securities toll-free 1-800-503-4611 or Morgan Stanley toll-free 1-866-718-1649 (institutional investors).

[1]	The first Regular Distribution Date to occur after the Outside Termination Date, which is the last date that all Aircraft may be subjected to the financing of this offering.